Exhibit 99.2

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON PRICES $650 MILLION SENIOR NOTES

Baltimore, May 16, 2012 - Legg Mason, Inc. (NYSE: LM) announced today the pricing of its sale of $650 million of 5.5% senior notes due 2019. The offering is expected to settle on May 21, 2012.

The senior notes will bear interest at a rate of 5.5% per year. Interest for the senior notes will be payable semi-annually on May 21 and November 21, commencing on November 21, 2012.

Legg Mason, Inc. plans to use the net proceeds from the senior notes offering, together with cash on hand and other borrowings, to repurchase $1.25 billion in aggregate principal amount of the Company’s 2.5% contingent convertible senior notes due 2015.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The senior notes are being offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Securities Act”). The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release may contain forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and its subsequent quarterly reports on Form 10-Q.